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                                             Exhibit 16.01




May 1, 1997


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20548

Gentlemen:

We have read the statements made by Robinson Nugent, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of May 1997. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



Coopers & Lybrand L.L.P.

WGD:slm
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                                             Exhibit 16.01 - Page 2



ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.
          On April 25,1997, Robinson Nugent, Inc. (the "Company") advised Coopers & Lybrand L.L.P. ("Coopers") that the Company was discontinuing Coopers' services as the Company's independent accountants at the completion of Coopers' report for the year ending June 30, 1997. The Company has engaged Deloitte & Touche L.L.P. ("Deloitte") as the Company's independent accountants for the subsequent year. The decision to discontinue the services of Coopers and to engage Deloitte was recommended by the Audit Committee and approved by the Board of Directors.

          Coopers' reports on the financial statements of the Company for the past two years did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified as to uncertainty, audit scope or accounting principles. There were no disagreements between the Company and Coopers during the past two years and subsequent interim periods preceding such dismissal on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreement(s), if not resolved to the satisfaction of Coopers, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports.